Exhibit 10.8
FIRST AMENDATORY AGREEMENT

This FIRST AMENDATORY AGREEMENT is made and entered into as of the 4th day of November, 2010 (the “Effective Date”), by and between Abundance Partners LP (“Lender”), on the one hand, and Syncpointe, Inc., f/k/a Syncpointe, LLC, (“Borrower”), and QuamTel, Inc. (“QuamTel”).

WHEREAS, Borrower and Lender have entered into a Loan and Security Agreement, dated as of June 3, 2010 (the “Loan and Security Agreement”); and

WHEREAS, Lender and Borrower desire to modify and amend the Loan and Security Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Within five (5) business days of receipt of any funds by Borrower or QuamTel from any loan, convertible loan or any sale of equity or equity-related or equity-linked securities, Borrower shall use not less than Fifteen Percent (15%) of the cash proceeds thereof to repay Lender the remaining balance of the Loan (currently $80,000 as of the Effective Date) plus any interest owed, and any other fees and expenses owed, pursuant to the Loan and Security Agreement.

2.	The parties acknowledge that Borrower’s parent company, QuamTel has issued and delivered to Lender 25,000 shares of its common stock in lieu of (not in addition to):

a.	the One Percent (1%) of the equity interests of the Borrower on a fully diluted basis to be delivered to Lender pursuant to Section 7 of the Loan and Security Agreement; and

b.	the $25,000 Event of Default fee set forth in Section 5(d) of the Loan and Security Agreement.

Notwithstanding the foregoing, the 25,000 shares of common stock of QuamTel shall not be deemed consideration for, and Borrower shall remain obligated to pay, Lender’s costs and expenses for the current Event of Default (to the extent such costs and expenses exceed $1,000), as well as all of Lender’s costs and expenses relating to any future Event of Default, as set forth in the Loan and Security Agreement.

The parties acknowledge that the shares have a legal issuance date as of the Effective Date of this First Amendatory Agreement.

3.
Until such time as the Borrower and/or QuamTel secures full possession and exclusive rights to all source code, software, all enhancements and associated documentation concerning and comprising the Borrower’s Intellectual Property (the “Source Code”), the Lender agrees to temporarily waive the requirement of Borrower, under Section 6 of the Loan and Security Agreement, to place the Source Code in escrow.  Upon Borrower and/or QuamTel obtaining full possession and exclusive rights to the Source Code, Borrower must comply with the requirements of Section 6 of the Loan and Security Agreement within fifteen (15) days thereafter.

4.
Except as the Loan and Security Agreement is otherwise explicitly amended hereby, Borrower shall use its best efforts to pay Lender all amounts due and owing pursuant to the Loan and Security Agreement on or before December 31, 2010.  Notwithstanding the foregoing, Borrower agrees to pay the Principal Amount, plus all accrued interest thereon, and any and all expenses then due, on or before March 31, 2011.

5.
If Borrower fully complies with all of the terms of this First Amendatory Agreement, notwithstanding the current Event of Default, Lender agrees to reduce the interest rate of the Loan to Twelve Percent (12%) retroactive to the date of the initial Event of Default (July 3, 2010).  Upon any breach by Borrower and/or QuamTel of this First Amendatory Agreement, the parties agree to an increase to the interest rate of the Loan to Eighteen Percent (18%) retroactive to the date of the initial Event of Default (July 3, 2010).

6.
QuamTel hereby agrees that the Secured Obligations defined in Section 4 of the Loan and Security Agreement do hereby include Collateral of QuamTel, in addition to Collateral of Borrower, provided that any such Collateral to satisfy the Secured Obligations shall be selected by QuamTel in its sole and absolute discretion, and provided further that the Collateral selected by QuamTel shall have a fair market value of not less than $100,000.  QuamTel further agrees to pay all costs and expenses (including the Lender’s reasonable attorney’s fees and expenses) incurred by the Lender in connection with the preservation and enforcement of the Lender’s rights under the Loan and Security Agreement, and under this First Amendatory Agreement, whether suit shall be brought or not.

7.	QuamTel hereby agrees to provide to Lender an update at least once every two weeks on the status of Borrower’s and QuamTel’s capital raising efforts.

8.
Lender agrees that once the Loan is paid in full, Lender and all its related parties (including, without limitation, Lender’s direct and indirect affiliates, subsidiaries, directors, officers, partners, associates, and all of their friends and family members) shall have absolutely no ownership or other rights or interests whatsoever relating to the assets or Intellectual Property of Borrower (including, without limitation, Borrower’s direct and indirect affiliates, subsidiaries, predecessors, directors, officers, partners, associates, and all of their friends and family members).

9.	Capitalized terms not otherwise defined in this First Amendatory Agreement shall have the meanings given them in the Loan and Security Agreement.

10.	Except as explicitly modified and amended herein, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendatory Agreement as of the date first written above.

Abundance Partners LP		Syncpointe, Inc.

By:	By:	/s/
Name:	Name:
Title:	Title:
Date:	Date:

QuamTel, Inc.

By:
Name:
Title:
Date: